EXHIBIT 23.2


                        CONSENT OF INDEPENDENT ACCOUNTANTS

   We consent to the incorporation by reference in the Registration Statement (Form S-8) and related Prospectus pertaining to the American Annuity Group, Inc. Deferred Compensation Plan for the registration of 500,000 shares of its common stock and $7,500,000 of its Deferred Compensation Obligations of our report dated February 29, 1996, with respect to the consolidated financial statements and schedules of American Annuity Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.




                                                   ERNST & YOUNG LLP


   Cincinnati, Ohio
   December 6, 1996